Exhibit 99.1

NEWS RELEASE

	Contacts:	David A. Miller, CFO
Integrated Electrical Services, Inc. 713-860-1500 Ken Dennard / ksdennard@drg-e.com Karen Roan / kcroan@drg-e.com DRG&E / 713-529-6600
FOR IMMEDIATE RELEASE

Integrated Electrical Services Announces Sale of Business Unit

     HOUSTON — JULY 1, 2005 — Integrated Electrical Services, Inc. (NYSE: IES) today announced that it has completed the sale of substantially all of the assets of one of its commercial and industrial business units based in Louisiana for a sales price of approximately $5.6 million. In addition to this amount, IES retained accounts receivable of approximately $2.5 million, the collections of which are guaranteed by the buyer. This unit had net revenues of $49.3 million and operating income of $2.1 million for the previous twelve months. The majority of the net proceeds from this sale will be used as cash collateral to secure IES’ senior secured indebtedness.

     On a cumulative basis since November 29, 2004, IES has sold eleven units for approximately $34.1 million in cash and closed two additional units. During fiscal 2004, these thirteen units produced combined net revenues of $197.3 million and operating income of $5.3 million. In addition, the company has received $2.1 million from final cash true-ups of certain previous sales, for total cash proceeds to date of $36.2 million from the sales.

     Integrated Electrical Services, Inc. is a national provider of electrical solutions to the commercial and industrial, residential and service markets. The company offers electrical system design and installation, contract maintenance and service to large and small customers, including general contractors, developers and corporations of all sizes.

This Press Release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially from those set forth in the statements. Such risks and uncertainties include, but are not limited to, the inherent uncertainties relating to estimating future operating results or our ability to generate sales, income, or cash flow, potential difficulty in addressing material weaknesses in the Company’s accounting systems that have been identified to the Company by its independent auditors, potential limitations on our ability to access the credit line under our credit facility, litigation risks and uncertainties, fluctuations in operating results because of downturns in levels of construction, inaccurate estimates used in entering into and executing contracts, difficulty in managing the operation of existing entities, the high level of competition in the construction industry, changes in interest rates, the general level of the economy, level of competition from other electrical contractors, increases in costs of labor, steel, copper and gasoline, limitations on the availability and the increased costs of surety bonds required for certain projects, inability to reach agreements with our surety or co-surety bonding company to provide sufficient bonding capacity, risk associated with failure to provide surety bonds on jobs where we have commenced work or are otherwise contractually obligated to provide surety bonds, loss of key personnel, disruption from changes in senior management, business disruption and costs associated with the Securities and Exchange Commission investigation and class action litigation, inability to reach agreement for planned sales of assets, business disruption and transaction costs attributable to the sale of business units, costs associated with the closing of business units, unexpected liabilities associated with warranties or other liabilities attributable to the retention of the legal structure of business units where we have sold substantially all of the assets of the business unit, inability to fulfill the terms or meet the required financial covenants of the credit facility, inability to obtain refinancing of our credit facility on favorable terms. difficulty in integrating new types of work into existing subsidiaries, inability of subsidiaries to incorporate new accounting, control and operating procedures, inaccuracies in estimating revenues and percentage of completion on contracts, and weather and seasonality. You should understand that the foregoing important factors, in addition to those discussed in our other filings with the Securities and Exchange Commission (“SEC”), including those under the heading “Risk Factors” contained in the S-1 Registration Statement, could affect our future results and could cause results to differ materially from those expressed in such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

General information about us can be found at www.ies-co.com under “Investor Relations.” Our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through our website as soon as reasonably practicable after we file them with or furnish them to the SEC.

# # #